Exhibit 10.1

Veeva Systems, Inc.

August 14, 2012

Jonathan W. Faddis

Dear Jonathan,

Veeva Systems, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Vice President & General Counsel, and you will initially report to the CFO. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $250,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. You may be eligible to receive cash bonus in accordance with the Company’s bonus policies in effect from time to time.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Stock Options.

(a) Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 375,000 shares of the Company’s Common Stock. The exercise price per share will be determined by the Board of Directors or the Compensation Committee when the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2007 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 20% of the options after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 48 months of continuous service, as described in the applicable Stock Option Agreement.

(b) If the Company or a successor corporation terminates your employment for any reason other than Cause (as defined below) or if you resign for Good Reason (as defined below) and either such event takes place within sixty (60) days prior to or eighteen (18) months following a Change in Control (as defined below), then (i) you will receive immediate vesting with respect to the number of unvested stock options and stock appreciation rights that would have vested in accordance with your then-current stock option grants and stock appreciation rights had you remained employed for an additional 24 months from the date of such termination or resignation of employment, (ii) the Company’s right of repurchase shall immediately lapse with respect to your then-current restricted stock grants for which the Company’s right of repurchase would otherwise have lapsed within 24 months from the date of such termination or resignation of employment, and (iii) the you will receiving immediate vesting with respect to your outstanding restricted stock units, performance shares and other equity compensation that would have vested had you remained employed for an additional 24 months from the date of such termination or resignation of employment. In the event of your termination of employment or resignation as described in this subsection (b), your then vested stock options shall be exercisable for 6 months after your date of termination or resignation. Notwithstanding the foregoing, in no case shall any option be exercisable after the expiration of its term.

(c) For purposes of this Section 4, “Cause” means (i) any act of personal dishonesty taken by you in connection with your employment responsibilities, (ii) your conviction of a felony, (iii) any act by you that constitutes material misconduct, or (iv) substantial violations of fiduciary duties.

(d) For purposes of this Section 4, “Good Reason” means (i) without your consent, a significant reduction of your duties, position or responsibilities relative to your duties, position· or responsibilities in effect immediately prior to such reduction; (ii) without your consent, a reduction of your base salary or target bonus (if applicable) other than a one-time reduction that does not exceed ten percent (10%) and that is also applied to substantially all of Company’s or the successor entity’s senior executives; (iii) without your consent, your relocation to a facility or a location greater than 50 miles from Pleasanton, California; or (iv) the failure of a successor entity after a Change in Control to assume this agreement.

(e) For purposes of this Section 4, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities and such change in ownership results in broad management changes at Company; or (ii) the consummation of the sale or disposition by Company of all or substantially all of Company’s assets; or (iii) the consummation of a merger or consolidation of Company with any other corporation, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(e) You will be afforded the opportunity to early exercise all or any portion of the compensatory equity granted to you pursuant to your employment with the Company for purposes of making an 83(b) election.

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Alameda County, California in connection with any Dispute or any claim related to any Dispute.

9. Section 409A.

(a) Notwithstanding anything to the contrary in this agreement, no severance payments or benefits payable to you, if any, pursuant to this agreement or another agreement with the Company that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this agreement or another agreement with the Company that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

(b) Further, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following your separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service but prior to the six (6) month anniversary of your separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b )(2) of the Treasury Regulations.

Jonathan W. Faddis

August 14, 2012

(c) Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-l(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of this agreement. Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409Al( b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of this agreement. For purposes of this subsection (c), “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your separation from service as determined under Treasury Regulation Section 1.409A-l(b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your employment is terminated.

(d) The foregoing provisions are intended to comply with the requirements of Section 409A so that no severance payments and benefits to be provided to you will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

10. Parachutes. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by you in connection with your employment with Company (or termination thereof) would subject you to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by you, including without limitation any Excise Tax) that you would receive with respect to such payments or benefits is less than the net-after tax amount you would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to you without the imposition of the Excise Tax, then, and only the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be so reduced. Any reduction in payments and/or benefits required by this Section 10 will occur in the following order: (a) reduction of cash payments; (b) reduction of vesting acceleration of equity awards; and (c) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for your equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the you have any discretion with respect to the ordering of payment reductions.

Unless the Company and you otherwise agree in writing, any determination required under this Section 10 will be made in writing by a nationally recognized certified public accounting firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes.

For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.

* * * * *

Jonathan W. Faddis

August 14, 2012

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me (either PDF/e-mail or fax- 925-397-6537). This offer, if not accepted, will expire at the close of business on August 20, 2012. As required by law, your employment with the Company in contingent upon completion of a successful background check and providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before September 17, 2012.

If you have any questions, please call me at 925-271-4556.

Very truly yours,
Veeva Systems, Inc.
/s/ Tim Cabral
By:	Tim Cabral
Title:	CFO

I have read and accept this employment offer:

/s/ Jonathan W. Faddis
Signature of Jonathan W. Faddis

Dated: 8-14-2012

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

Jonathan W. Faddis

August 14, 2012

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Veeva Systems, Inc., a Delaware corporation (the “Company”) and I, Jonathan W. Faddis, have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1.

I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.

Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to Company’s actual or proposed business is not within the scope of the foregoing assignment, I have listed it on Appendix B in a manner that does not violate any third party rights or disclose any confidential information. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.

To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.

I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.

Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

Jonathan W. Faddis

August 14, 2012

6.

I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7.

I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8.

I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

9.

Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be a adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

Jonathan W. Faddis

August 14, 2012

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

August 14, 2012	Employee
/s/ Jonathan W. Faddis
Signature of Jonathan W. Faddis

/s/ Tim Cabral
Signature of Tim Cabral,

CFO Veeva Systems, Inc.

Jonathan W. Faddis

August 14, 2012

APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

1.

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

a)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
b)	Result from any work performed by the employee for his employer.
2.

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.